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                                                                    EXHIBIT 10.1

                                 JUST TOYS, INC.
                               20 Livingstone Ave.
                              Dobbs Ferry, NY 10522

                                  May 23, 2000

Mr. Mehmet Gunduz Yalcin
70 Albee Drive
Braintree, MA  02184

Dear Gunduz:

         I am delighted that you have agreed to join Just Toys, Inc. (the "Company"). This letter confirms our discussions concerning your employment with the Company.

         1. Commencing May 23, 2000, you will be employed as the Company's Treasurer and Chief Financial Officer.

         2. Your base salary will be at the rate of $134,000 per year.

         3. You will receive an automobile allowance of $500 per month.

         4. Subject to the approval of the Company's Stock Option Committee, you will receive an option to purchase 15,000 shares of the Company's common stock under the Company's Stock Option Plan at an exercise price of $1.25. The option will be for a term of 10 years and will be exercisable as to 1/3 of the shares each year commencing one year after the date of the grant.

         5. You will be eligible to participate in the Company's Bonus Plan as established and modified from time to time. You will also be entitled to participate, to the extent you are eligible, in the Company's employee benefits, including medical and dental insurance, 401(k) and vacation, under the same terms as the Company's other employees.

         6. The Company may terminate your employment for any reason at its sole discretion at any time. If the Company terminates your employment without cause, the Company will pay you your base salary in effect at such time and your full benefits for one month after your date of termination in accordance with the Company's normal payroll policies.
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Mr. Mehmet Gunduz Yalcin                 2                          May 23, 2000

         7. In the event you desire to terminate your employment with the Company, you will give the Company a minimum of 30 days notice.

         8. Throughout your employment by the Company, you will devote your full business time, attention, knowledge and skills, to the business of the Company. During your employment you shall render your services exclusively to the Company and you will not, directly or indirectly, accept employment or compensation from or perform services of any nature for, any business enterprise other than the Company or its affiliates.

         9. You will hold in a fiduciary capacity for the benefit of the Company and its affiliates all information, knowledge and data relating to or concerned with their operations, sales, business and affairs (except such information as is generally known in the industry), and you will not, at any time hereafter, disclose or divulge any such information, knowledge or data to any person, firm or corporation other than to the Company or its designees or except as may otherwise be required in connection with the business and affairs of the Company and its affiliates.

         10. Any interests in copyrights, trademarks, patents, patent applications, inventions, developments and processes which you may develop during your employment relating to the fields in which the Company is engaged shall belong to the Company.

         11. This agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely therein. Any suit, action or proceeding with respect to this agreement shall be brought exclusively in the courts of the State of New York or in the United States courts located in New York County.

         12. This agreement constitutes the entire agreement between the Company and you and supersedes all prior understandings and agreements regarding your employment by the Company. This agreement shall not be altered or modified except in writing, duly executed by the parties hereto.
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Mr. Mehmet Gunduz Yalcin                   3                        May 23, 2000

         If this agreement is in accordance with your understanding, please sign a copy of this letter below under the words "ACCEPTED AND AGREED TO."

                                                              Very truly yours,

                                                              JUST TOYS, INC.

                                            By: /s/ Jerry Caroll
                                                --------------------------------
                                                Jerry Caroll
                                                Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ Mehmet Gunduz Yalcin
----------------------------
Mehmet Gunduz Yalcin